Exhibit 3.1

CONFIDENTIAL	Limited Liability Company Agreement

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

Third Amended and Restated

Limited Liability Company Agreement

Dated as of December 16, 2021

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

TABLE OF CONTENTS

ARTICLE 1 — DEFINITIONS		1

1.1	Definitions	1

ARTICLE 2 — ORGANIZATION; POWERS		1

2.1	Formation of Limited Liability Company	1
2.1.1	Formation	1
2.1.2	Admission	1
2.1.3	Name	1
2.1.4	Address	2

2.2	Purpose; Powers	2

ARTICLE 3 — MEMBERS, VOTING, AND CONSENTS		2

3.1	Names, Addresses and Subscriptions	2

3.2	Status of Members	2
3.2.1	Limited Liability	2
3.2.2	Effect of Death, Dissolution or Bankruptcy	2
3.2.3	No Control of Company	3
3.2.4	Dual Status	3

3.3	Initial Member; Withdrawal Rights of Initial Member	3

3.4	Admission of New Members; Commitments	3
3.4.1	Initial Closing Date	3
3.4.2	Subsequent Closings	3
3.4.3	Drawdowns	5

3.5	Management and Control of Company	5
3.5.1	Board of Directors	5
3.5.2	Committees of Board of Directors	7
3.5.3	Management by the Board	9
3.5.4	Powers of Board	10
3.5.5	Related Party Transactions	10

3.6	Activities of Members	10

3.7	Meetings of Members	11
3.7.1	Place of Meetings	11
3.7.2	Meetings	11
3.7.3	Business at Meetings	11
3.7.4	Quorum; Adjournments	11

3.8	Waiver of Notice	12

3.9	Member Voting and Consents	12

ARTICLE 4 —INVESTMENTS AND ACTIVITIES		12

4.1	Investment Objectives	12

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4.2	Borrowing	12

4.2.1	General	12
4.2.2	Member Acknowledgements	14
4.2.3	Beneficiary Rights	14

4.3	Preferred Units	14

4.4	Distributions; Recycling	14
4.4.1	Distributions	14
4.4.2	Returns of Capital Contributions	15
4.4.3	Recycling	15

ARTICLE 5 — FEES AND EXPENSES; ADVISORY AGREEMENT		15

5.1	Company Expenses	15

5.2	Investment Advisory Agreement	16

ARTICLE 6 — CAPITAL OF THE COMPANY		16

6.1	Obligation to Contribute	16
6.1.1	General.	16
6.1.2	Investment Period	16
6.1.3	No Interest	17
6.2	Failure To Make Required Payment	17
6.2.1	Default	17

ARTICLE 7 — DURATION OF THE COMPANY		18

7.1	Term and Termination of the Company	18

7.2	Sale or Merger	18

ARTICLE 8 — LIQUIDATION OF ASSETS ON DISSOLUTION		19

8.1	General	19
8.2	Liquidating Distributions; Priority	19
8.3	Duration of Liquidation	19
8.4	Liability for Returns	19
8.5	Post-Dissolution Investments and Drawdowns	19

ARTICLE 9 — LIMITATIONS ON TRANSFERS OF UNITS; REQUIRED TRANSFERS		20

9.1	Transfers of Units	20
9.1.1	General	20
9.1.2	Consent of Company	20
9.1.3	Required Representations by Parties	20
9.1.4	Other Prohibited Legal Consequences	20
9.1.5	Required Transfers	20
9.1.6	Opinion of Counsel	21
9.1.7	Reimbursement of Transfer Expenses	21

9.2	Admission of Substituted Members	21
9.2.1	General	21

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9.2.2	Effect of Admission	21
9.2.3	Non-Compliant Transfer	22

ARTICLE 10 —LIMITATION OF LIABILITY AND INDEMNIFICATION		22

10.1	Limitation of Liability	22

10.2	Indemnification	22

10.3	Right to Advancement of Expenses	22

10.4	Right to Indemnified Person to Bring Suit	23

10.5	Indemnification Not Exclusive	23

10.6	Company Obligations; Reliance	24

10.7	Nature of Rights	25

10.8	Insurance	25

10.9	Limitation by Law	25

ARTICLE 11 — AMENDMENTS		25

11.1	Amendments	25
11.1.1	By Consent	25
11.1.2	Without Consent	26
11.1.3	Consent to Amend Special Provisions	26

ARTICLE 12 — ADMINISTRATIVE PROVISIONS		27

12.1	Keeping of Accounts and Records; Certificate of Formation; Administrator	27
12.1.1	Accounts and Records	27
12.1.2	Certificate of Conversion and Formation	27
12.1.3	Administrator	27

12.2	Inspection Rights	27

12.3	Valuation	27

12.4	Notices	28

12.5	Accounting Provisions	28
12.5.1	Fiscal Year	28
12.5.2	Independent Auditors	28

12.6	Tax Provisions	28
12.6.1	Classification of the Company as Corporation for Tax Purposes	28
12.6.2	RIC Requirements	29
12.6.3	Tax Information	29

12.7	General Provisions	29
12.7.1	Power of Attorney	29
12.7.2	Binding on Successors	30
12.7.3	Governing Law	30
12.7.4	Submission to Jurisdiction; Venue; Waiver of Jury Trial	30
12.7.5	Waiver of Partition	31
12.7.6	Securities Law Matters	31

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12.7.7	Confidentiality	31
12.7.8	Compliance with Laws	34
12.7.9	Fixing the Record Date	34
12.7.10	Notices to Members	34
12.7.11	Contract Construction; Headings; Counterparts	34

ARTICLE 13 — RESTRICTIONS ON CERTAIN INVESTORS		35

13.1	ERISA Members	35

Signature Pages of Members

Appendix I	Definitions

Appendix II	Member Acknowledgments

Schedule A	Schedule of Directors

Schedule B	Schedule of Officers

Exhibit 1	Investment Advisory Agreement

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GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

Third Amended and Restated Limited Liability Company Agreement

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Goldman Sachs Private Middle Market Credit LLC (the “Company”), is entered into as of December 16, 2021, by and among those Persons who have entered into Subscription Agreements with the Company for the purchase of common units of limited liability company interests (collectively, the “Common Units”) in the Company. This Agreement amends and restates in its entirety the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 1, 2016.

ARTICLE 1 — DEFINITIONS

1.1 DEFINITIONS.

Capitalized terms used herein and not otherwise defined have the meanings assigned to them in Appendix I hereto. Appendix I also indicates other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2 — ORGANIZATION; POWERS

2.1 FORMATION OF LIMITED LIABILITY COMPANY.

2.1.1 Formation.

The Company was formed as a limited partnership on December 23, 2015 and converted to a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-214, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Conversion from a Limited Partnership to a Limited Liability Company and Certificate of Formation of the Company, which were filed with the Secretary of State of the State of Delaware on April 4, 2016 (as amended from time to time hereafter, the “Certificate”).

2.1.2 Admission.

Each Person who is to be admitted as a Member pursuant to this Agreement shall accede to this Agreement by, and shall be admitted to the Company as a Member upon, executing a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement following the Company’s acceptance of such document, and a counterpart signature page to this Agreement, which shall not require the consent or approval of any other Member. The Company shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission. Each such agreement and/or document described in this 2.1.2 may be executed on behalf of a Member by an authorized representative of the Company, as attorney-in-fact for such Member, with the same force and effect as if executed directly by the Member.

2.1.3 Name.

The name of the Company is “Goldman Sachs Private Middle Market Credit LLC.”

2.1.4 Address.

The Company shall maintain a registered office at c/o Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Company shall be 200 West Street, New York, New York 10282-2198, or such other place as the Company may determine from time to time. The name and address of the Company’s registered agent is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

2.2 PURPOSE; POWERS.

In furtherance of the investment objectives of the Company, the Company may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.

ARTICLE 3 — MEMBERS, VOTING, AND CONSENTS

3.1 NAMES, ADDRESSES AND SUBSCRIPTIONS.

The name, address and e-mail address, the number and class of Units held and the Commitment and Undrawn Commitment of each Member are set forth in the books and records of the Company. The Company shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the withdrawal, or partial withdrawal, of any Member pursuant to the terms of this Agreement, (c) any change in the identity, address or e-mail address of a Member, or (d) any changes in the number of Units owned, the Member’s Commitment or Undrawn Commitment occurring pursuant to the terms of this Agreement.

3.2 STATUS OF MEMBERS.

3.2.1 Limited Liability.

No Member or former Member (as defined below), in its capacity as such, shall be liable for any of the debts, liabilities or obligations of the Company except as provided in 3.2.1 and to the extent otherwise required by law. Each Member and former Member shall be required to pay to the Company (a) any Commitments that it has agreed to make to the Company pursuant to this Agreement and the applicable Subscription Agreement; (b) the amount of any distribution that it is required to return to the Company pursuant to this Agreement (including 4.4.2) or the Delaware Act; and (c) the unpaid balance of any other payments that it is expressly required to make to the Company pursuant to this Agreement or pursuant to the applicable Subscription Agreement, as the case may be.

As used in this Agreement, “former Members” refers to such Persons who hereafter, from time to time, cease to be Members pursuant to the terms and provisions of this Agreement.

3.2.2 Effect of Death, Dissolution or Bankruptcy.

Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of 9.2.2 unless and until such Person is admitted as a substituted Member pursuant to 9.2. Any Transfer of the Units so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 9.

3.2.3 No Control of Company.

Except as otherwise provided herein, no Member shall have the right or power to: (a) withdraw its contribution to the capital of the Company or reduce its Commitment; (b) to the maximum extent permitted by law, cause the dissolution and winding up of the Company or (c) demand property in return for its capital contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

3.2.4 Dual Status.

A Member may hold both Common Units and, if issued, Preferred Units. A Member who holds both Common Units and Preferred Units shall be treated separately as a Common Unitholder with respect to its Common Units and as a Preferred Unitholder with respect to its Preferred Units, except as otherwise provided in this Agreement.

3.3 INITIAL MEMBER; WITHDRAWAL RIGHTS OF INITIAL MEMBER.

(a)	As of the date of this Agreement, the Initial Member has made an initial capital contribution to the Company in such amount as is set forth in the Company’s records.

(b)	On the Initial Drawdown Date, the Initial Member shall redeem its interests in the Company for an aggregate redemption price equal to the Initial Member’s initial capital contribution to the Company.

(c)

Pursuant to this Agreement, each Member, including each Common Unitholder, acquiring Common Units, grants its consent to the Initial Member redeeming its interests from the Company in accordance with the terms in this 3.3.

3.4 ADMISSION OF NEW MEMBERS; COMMITMENTS.

3.4.1 Initial Closing Date

Common Unitholders acquiring Common Units will each enter into a Subscription Agreement pursuant to which the Common Unitholder will agree to purchase Common Units for an aggregate purchase price equal to the portion of its requested capital commitment to the Company that is accepted by the Company (its “Commitment”), subject to this Agreement.

3.4.2 Subsequent Closings.

The Company may hold a limited number of closings subsequent to the Initial Closing Date (each date on which a subsequent closing is held, a “Subsequent Closing Date”) on or prior to the Final Closing Date. Upon or following the acceptance of a Common Unitholder’s Commitment on any Subsequent Closing Date, such Common Unitholder shall be required to purchase from the Company, on no less than 5 Business Days’ prior notice, a number of Common Units with an aggregate purchase price necessary to ensure that, upon payment of the aggregate purchase price for such Units by the Common Unitholder, such Common Unitholder’s Net Contributed Capital Percentage shall be equal to the Net Contributed Capital Percentage of each prior Common Unitholder (other than any Defaulting Unitholders or Common Unitholders that subscribed on prior Subsequent Closing Dates and have not yet funded the Adjusted Purchase Price) (the “Adjusted Purchase Price”). Such Common Units may be required to be purchased on any date on or following the applicable Subsequent Closing Date and on or prior to the next Drawdown Date (any such date, a “Catch-Up Date”). Any Common Unitholder increasing its Commitment on any Subsequent Closing Date shall be treated as it were making a new Commitment to the Company.

Upon payment of the Adjusted Purchase Price by an applicable Common Unitholder on a Catch-Up Date, the Company shall issue to such Common Unitholder a number of Common Units determined by dividing (x) the Adjusted Purchase Price for such Common Unitholder, minus the Organizational Expense Allocation by (y) the then-current NAV per Unit. For the avoidance of doubt, in the event that a Catch-Up Date and a Drawdown Date occur on the same calendar day, such Catch-Up Date (and the application of the provisions of this 3.4.2) shall be deemed to have occurred immediately prior to the relevant Drawdown Date.

“Net Contributed Capital” means (i) the aggregate amount of capital contributions that have been made by all Common Unitholders in respect of their Common Units to the Company, less (ii) the aggregate amount of distributions categorized as Returned Capital made by the Company to all Common Unitholders in respect of their Common Units. For the avoidance of doubt, Net Contributed Capital shall not take into account distributions of the Company’s investment income (i.e. proceeds received in respect of interest payments, dividends or fees) to the Common Unitholders. Net Contributed Capital with respect to a Common Unitholder shall be calculated on the basis of such Common Unitholder’s capital contributions and distributions made to such Common Unitholder categorized as Returned Capital.

“Net Contributed Capital Percentage” means, with respect to a Common Unitholder, the percentage determined by dividing such Common Unitholder’s Net Contributed Capital by such Common Unitholder’s Commitment.

“Organizational Expense Allocation” means, with respect to an investor, the product obtained by multiplying (i) a fraction, the numerator of which is such investor’s Commitment and the denominator of which is the total Commitments received by the Company to date (including such investor’s Commitment), by (ii) the lesser of (a) a dollar amount equal to $500,000, and (b) the total amount of Organizational Expenses incurred by the Company.

“Organizational Expenses” shall mean expenses incurred in respect of legal services pertaining to the organization and formation of the Company, the drafting of this Agreement, any administration, custody and transfer agent agreements, the performance of any research and consultation services in connection with the initial meeting of Directors, and audit fees relating to the initial registration statement and auditing the initial seed capital statement of assets and liabilities.

At each Drawdown Date following any Subsequent Closing Date, all Common Unitholders, including Common Unitholders who entered into Subscription Agreements on such Subsequent Closing Date, shall purchase Common Units in accordance with the standard provisions for Drawdown Dates described in 3.4.3.

3.4.3 Drawdowns.

Common Unitholders agree to purchase Common Units for an aggregate purchase price equal to their respective Undrawn Commitments, payable at such times and in such amounts as required by the Company following receipt of the required notice, as described below. Each Common Unitholder will be required to make capital contributions (up to the amount of its Undrawn Commitment) to purchase Common Units each time the Company delivers a drawdown notice, which will be delivered in respect of such Commitment at least 5 Business Days prior to the required funding date (a “Drawdown Date”). Each Common Unitholder and the Company agrees that on each Drawdown Date, such Common Unitholder shall purchase from the Company, and the Company shall issue to such Common Unitholder, a number of Common Units equal to the Drawdown Unit Amount at an aggregate price equal to the Drawdown Purchase Price; provided, however, that in no circumstance will a Common Unitholder be required to purchase Common Units for an amount in excess of its Undrawn Commitment.

The obligation of Common Unitholders to fund Undrawn Commitment is without defense, counterclaim or offset of any kind.

“Drawdown Purchase Price” shall mean, for each Drawdown Date with respect to a Common Unitholder, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Commitments being drawn down by the Company from all Common Unitholders on that Drawdown Date, by (ii) a fraction, the numerator of which is the Undrawn Commitment of such Common Unitholder and the denominator of which is the aggregate Undrawn Commitments of all Common Unitholders that are not Defaulting Unitholders.

“Drawdown Unit Amount” shall mean, for each Drawdown Date with respect to a Common Unitholder, a number of Common Units determined by dividing (i) the Drawdown Purchase Price for that Drawdown Date by (ii) the applicable then-current NAV per Unit. The NAV per Unit for the Initial Drawdown Date shall be deemed to be $100.

“Undrawn Commitment” shall mean, with respect to a Common Unitholder, the amount of such Common Unitholder’s Commitment as of any date reduced by the aggregate amount of contributions made by that Common Unitholder at all previous Drawdown Dates and Catch-Up Dates, and increased by the aggregate amount of Returned Capital received by that Common Unitholder as set forth in 4.4.2.

For the avoidance of doubt, “then-current NAV per Unit” as set forth in this 3.4 may consist of the NAV per Unit calculated at the end of the most recent calendar month prior to the date of the applicable drawdown notice or issuance date.

3.5 MANAGEMENT AND CONTROL OF COMPANY.

3.5.1 Board of Directors

(a)

The Company’s board of directors (the “Board of Directors” or the “Board”) will be composed of eight directors (each, a “Director”), unless increased or decreased by a majority of the Directors. Directors need not be Members. The Board shall elect a Chair of the Board (the “Chair of the Board”), who shall have the powers and perform such duties as provided in this Agreement and as the Board may from time to time prescribe.

(b)

Notwithstanding anything to the contrary herein, to the extent required by the Investment Company Act, at any time when there are outstanding Preferred Units, the Preferred Unitholders shall have the right, as a class, to elect (i) two additional Directors to the Board, but shall not elect or vote for the other Directors, and (ii) if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units, a majority of the Directors, such majority to be achieved by adding sufficient number of new Directors to the Board, all of whom are elected by the Preferred Unitholders, who, together with the Directors set forth in clause (i), will constitute a majority of the Directors (such Directors under clause (i) or (ii), as applicable, the “Preferred Appointed Directors”). In the event any Preferred Units are issued and outstanding, the Preferred Unitholders shall be entitled to elect the Preferred Appointed Directors at a meeting of the Unitholders, which shall be called in the manner as provided in 3.7.

(c)

Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the Chair of the Board or the Chief Executive Officer(s) of the Company (the “Chief Executive Officer(s)”), and shall be called by the Chief Executive Officer(s) or a Secretary of the Company (a “Secretary”) if directed by a majority of the Directors then in office, and shall be at such places and times as such Person(s) calling such meeting shall fix. Notice need not be given of regular meetings of the Board. At least twenty four (24) hours, or three (3) days if notice is mailed, before each special meeting of the Board, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each Director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(d)

A majority of the total number of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, or by this Agreement, the act of a majority of the Directors present (including Directors present by telephone or other electronic means, unless the Investment Company Act requires that a particular action be taken only at a meeting of the Board in person) at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the Directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

(e)

Unless otherwise restricted by this Agreement, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

(f)

Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board; provided, however, that this shall not apply to any action of the Board that requires the vote of the Directors to be cast in person at a meeting pursuant to the Investment Company Act.

(g)	As of the date of this Agreement, the names of Directors are set forth on Schedule A. Each Director will hold office until his or her death, resignation, retirement, disqualification or removal.

(h)	A majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Directors”).

(i)

A Director may resign from the Board at any time upon notice given in writing or by electronic transmission to the Board, the Chair of the Board, the Chief Executive Officer(s) or a Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Any or all of the Directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding Units of the Company, voting together as a single class, provided that any or all of the Preferred Appointed Directors may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding Preferred Units of the Company.

(j)

Except as otherwise provided by applicable law, including the Investment Company Act, any newly created directorship on the Board that results from an increase in the number of Directors, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a Director or other cause, shall be filled exclusively by the affirmative vote of a majority of the remaining Directors in office, although less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy or newly created directorship shall hold office for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

(k)

Subject to the limitations of Section 17(h) of the Investment Company Act, a member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

3.5.2 Committees of Board of Directors

(a)

The Board may designate one or more committees, including but not limited to an Audit Committee (the “Audit Committee”), a Governance and Nominating Committee (the “Governance and Nominating Committee”), a Compliance Committee (the “Compliance Committee”) and a Contract Review Committee (the “Contract Review Committee”), each such committee to consist of one or more of the Directors of the Company.

(b)

The Audit Committee will be responsible for overseeing matters relating to the appointment and activities of our auditors, audit plans and procedures, various accounting and financial reporting issues and changes in accounting policies, and reviewing the results and scope of the audit and other services provided by our independent public accountants. The Audit Committee will also be responsible for aiding the Board in fair value pricing debt and equity securities that are not publicly traded or for which current market values are not readily available. A member of the Audit Committee will be designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). Each member of the Audit Committee shall be an Independent Director.

(c)

The Governance and Nominating Committee will be responsible for identifying, researching and nominating Independent Directors for selection by the Board (and, election by the Preferred Unitholders, if applicable), when necessary, selecting nominees to fill vacancies on the Board of Directors or any committee thereof, developing and recommending to the Board of Directors a set of corporate governance principles and overseeing the evaluation of the Board of Directors and the Company’s management. Each member of the Governance and Nominating Committee shall be an Independent Director.

(d)

The Compliance Committee will be responsible for overseeing the Company’s compliance, and insofar as they relate to services provided to the Company, the compliance processes of the Investment Adviser, the Placement Agents, the Administrator and the transfer agent, except to the extent compliance processes relate to accounting and financial reporting processes and certain related matters and are overseen by the Audit Committee. The Compliance Committee will also provide assistance to the Board of Directors with respect to compliance matters. Each member of the Compliance Committee shall be an Independent Director.

(e)

The Contract Review Committee will be responsible for overseeing the processes of the Board of Directors, for reviewing and monitoring performance under the Investment Advisory Agreement and the Company’s placement agency, transfer agency and certain other agreements with the Investment Adviser and its affiliates. The Contract Review Committee shall also provide appropriate assistance to the Board of Directors in connection with the Board of Director’s approval, oversight and review of the Company’s other service providers, including its custodian/accounting agent, sub-transfer agents, professional (legal and accounting) firms and printing firms. Each member of the Contract Review Committee shall be an Independent Director.

(f)

Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of the greater of one-third or two members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

3.5.3 Management by the Board.

(a)

The management, policies and affairs of the Company shall be managed by or under the direction of the Board; provided, however, that subject to the Investment Company Act and applicable law, the Board may delegate its rights and powers to third parties, including the Investment Adviser, as it may determine. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board.

(b)

The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, Chief Executive Officers, Presidents, Vice Presidents (including Executive Vice Presidents), Treasurers, Chief Financial Officers, Secretaries, Chief Compliance Officers, Chief Operating Officers and any other officers of the Company the Board determines to be necessary or advisable (collectively, the “Officers”). The names of each Officer and such Officer’s position as of the date hereof are listed on Schedule B.

(c)

The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board. For avoidance of doubt, where there is more than one Chief Executive Officer, President, Vice President (including Executive Vice President), Treasurer, Chief Financial Officer, Secretary, Chief Compliance Officer or Chief Operating Officer, any person holding such office may, acting alone, take any action that such officer is permitted to take pursuant to this Agreement, in each case unless the Board determines otherwise.

(d)

Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this 3.5.3 is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this 3.5.3. Any number of titles may be held by the same person. Any delegation pursuant to this 3.5.3 may be revoked at any time by the Board.

(e)	The Board may authorize any Person, including any Officer, to sign on behalf of the Company.

3.5.4 Powers of Board.

Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including the power to cause the Company to (a) make any elections available to the Company under applicable tax or other laws, (b) make any investments permitted under this Agreement, (c) satisfy any Company obligations (such as payment of the Management Fee, Incentive Fee, and Company Expenses), or (d) make any disposition of Company assets. Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, subject to the Investment Company Act and applicable law, the Company is hereby authorized to execute, deliver and perform, and the Board on behalf of the Company is hereby empowered to authorize an Officer of the Company or other representative to execute and deliver, (x) a Subscription Agreement with each Member, (y) the Investment Advisory Agreement, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

3.5.5 Related Party Transactions.

The Audit Committee will conduct quarterly reviews of potential related party transactions brought to its attention and, during such reviews, will consider any conflicts of interest brought to its attention pursuant to the Company’s Code of Business Conduct and Ethics or Code of Ethics.

Each Director and Officer of the Company shall be required to complete an annual questionnaire which shall be designed to elicit information concerning potential related party transactions.

As provided in 5.2, the Company has been authorized to enter into the Investment Advisory Agreement with the Investment Adviser.

3.6 ACTIVITIES OF MEMBERS.

Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement and applicable laws (including the Investment Company Act), any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this 3.6 or to any fees, income, profits or goodwill derived from such activities.

3.7 MEETINGS OF MEMBERS.

3.7.1 Place of Meetings.

All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

3.7.2 Meetings.

Meetings of Members may be called by the Board, the Chair of the Board or the Chief Executive Officer(s). The Board of Directors may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled by the Board of Directors, the Chair of the Board or the Chief Executive Officer(s).

3.7.3 Business at Meetings.

For each meeting, only business specified in the Company’s notice of meeting (or any supplement thereto) may be conducted at such meeting.

3.7.4 Quorum; Adjournments.

Unless otherwise required by law, Members holding a majority of the Units entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings; provided that where a separate vote of Common Units and Preferred Units is required, the holders of a majority of all issued and outstanding Common Units and Preferred Units, as applicable, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. Abstentions will be treated as Units that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal, but will not be counted as a vote in favor of such proposal.

If such quorum shall not be present or represented by proxy at any meeting, then either the Chair or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

3.8 WAIVER OF NOTICE

A written waiver of any notice, signed by a Member or Director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which such notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice, except attendance for the express purpose at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

3.9 MEMBER VOTING AND CONSENTS.

Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Members. For these purposes, a “majority-in-interest” shall mean a percentage in interest in excess of 50%.

If at any time Preferred Units have been issued and are outstanding, any proposal:

(a)	affecting the Common Unitholders but not the Preferred Unitholders, shall require approval by the requisite percentage in interest of the Common Unitholders;

(b)	not affecting the Common Unitholders, shall require approval by the requisite percentage in interest of the Preferred Unitholders;

(c)	affecting both Common Unitholders and Preferred Unitholders, shall require approval by the requisite percentage in interest of the Common Unitholders and the Preferred Unitholders, voting separately.

ARTICLE 4 —INVESTMENTS AND ACTIVITIES

4.1 INVESTMENT OBJECTIVES.

The primary objective of the Company is to generate current income and, to a lesser extent, capital appreciation, primarily through investing in first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments, primarily through direct originations. Each investment held by the Company is referred to herein as an “Investment” and collectively, the “Investments.”

4.2 BORROWING.

4.2.1 General.

The Company shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives), including: to incur and maintain indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit (“Financings”), to incur and maintain other obligations (including in connection with derivative financial instruments), to arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations or guarantees, to pledge or assign or otherwise make available credit support for any such Financings, other obligations or guarantees and to enter into agreements, instruments and documents and take all other actions as the Company deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations or guarantees. Without limiting the generality of the foregoing, the Company is authorized, at its option and without notice to or consent of any Member, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a security interest to any Lender or other holders other obligations or guarantees of the Company (a) any or all assets of the Company, including Investments and deposit or other accounts into which capital contributions are credited or deposited (the assets described in this clause (a) referred to herein as “Assets”) and/or (b) some or all of the Undrawn Commitment of some or all of the Members, including the Company’s right to issue drawdown notices or otherwise call for and receive contributions of Undrawn Commitment and all rights and remedies related thereto and the obligations of some or all of the Members under their respective Subscription Agreements and this Agreement (the rights described in this clause (b) referred to herein as “Assigned Rights,” and together with Assets, referred to herein as “Credit Support”). For the avoidance of doubt, the Company may exclude from such Credit Support all or a portion of the Assigned Rights of any Common Unitholders that are Officers, Directors, certain significant Common Unitholders, and certain other Persons, to the extent restricted under, or considered by the Board to be necessary or desirable to facilitate compliance with, applicable laws or regulations, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Investment Company Act and the Sarbanes-Oxley Act of 2002, as amended.

In furtherance thereof and without limiting the generality thereof, the Company may, in each case subject to such other conditions as the Company may reasonably determine, (a) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Company, or in such other capacity as the Company may specify (i) to exercise from time to time Assigned Rights, (ii) to issue drawdown notices and to require all or any portion of such Undrawn Commitment to be contributed to the Company for purposes of paying such funds to a Lender or holder of such other obligations or guarantees, including by payment to an account or accounts pledged to a Lender or such holder, (iii) to exercise any right or remedy of the Company under this Agreement in respect of any Asset or Assigned Rights or in respect of any drawdown notice, called contributions or Undrawn Commitment, and (iv) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (b) take any other action the Company reasonably determines to be necessary for the purpose of providing such Credit Support (collectively, clauses (a) and (b), the “Lender Powers”); provided that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Company is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, guarantees or other obligations, including any agent or trustee acting on their behalf, financial information related to such Member.

Subject to applicable law, the Company is authorized to enter into and maintain guarantees and other credit support of Financings of subsidiaries and other Persons in which the Company has an interest or otherwise be liable on a joint and several basis and any such obligations in connection therewith may be cross-guaranteed as the Board determines is necessary or convenient in the conduct or promotions of the activities or business of the Company.

Notwithstanding anything to the contrary in this Agreement, for so long as the Company operates as a BDC, the total amount of indebtedness outstanding at any time (including, for this purpose, the Preferred Units) shall not cause the Company to violate leverage requirements applicable to a BDC, including but not limited to Sections 18 and 61 of the Investment Company Act.

4.2.2 Member Acknowledgements.

To facilitate the Company’s ability to incur and maintain Financings, other obligations and guarantees and to otherwise make available Credit Support for Financings, other obligations and guarantees, each Member hereby agrees to and acknowledges the acknowledgements, agreements and representations set forth in Appendix II.

4.2.3 Beneficiary Rights.

Notwithstanding anything herein to the contrary, any Lender or other Person granted a lien with respect to any of the Assigned Rights and/or the right to exercise any Lender Power shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this 4.2 and Appendix II.

4.3 PREFERRED UNITS.

Without the consent of any Common Unitholder, the Board may cause the Company to issue one class of Preferred Units, which Preferred Units would have rights senior to those of the Common Units, and such other characteristics as the Board may determine, but, for so long as the Company operates as a BDC, in a manner that complies with the legal requirements applicable to a BDC. Prior to the issuance of a series of Preferred Units, the Board shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption.

4.4 DISTRIBUTIONS; RECYCLING.

4.4.1 Distributions.

Subject to the requirements of Section 852(a) of Subchapter M of the Code and the terms of any Financings or other obligations or Preferred Units, the Company intends to (i) distribute to its Common Unitholders, pro rata based on the number of Units held by the Common Unitholder, before the end of each taxable year, or in certain cases, during the following taxable year, net proceeds attributable to the repayment or disposition of Investments (together with any interest, dividends and other net cash flow in respect of such Investments), except to the extent such proceeds from repayment or disposition are retained for reinvestment prior to the termination of the Investment Period in accordance with 4.4.3, (ii) distribute quarterly investment income (i.e. proceeds received in respect of interest payments, dividends or fees as opposed to proceeds received in connection with the disposition or repayment of an Investment) (commencing with the quarter ending December 31, 2016), (iii) distribute all of its investment company taxable income and net capital gain for each taxable year in order to qualify for treatment as a RIC under Subchapter M of the Code, and avoid the imposition of federal income taxes on the Company under Section 852(b) of the Code, for any such taxable year, and (iv) distribute for each calendar year its ordinary income and capital gain net income realized during the periods set forth in Section 4982(b) of the Code to the extent required for the Company to avoid imposition of federal excise tax under Section 4982 of the Code for any such calendar year.

Depending on the level of taxable income and net capital gain earned in a year, the Company may choose to carry forward taxable income or net capital gain for distribution in the following year and pay the applicable U.S. federal excise tax. Distributions under this 4.4.1 will be appropriately adjusted for any taxes payable by the Company or any direct or indirect subsidiary through which it invests (including any corporate, state, local, non-U.S. and withholding taxes). The Incentive Fee will not be reduced to take into account any such taxes. Taxes payable by the Company or a direct or indirect subsidiary (including any entity formed or utilized as a blocker to make investments) or withholding taxes imposed on income of the Company or a direct or indirect subsidiary will not be deemed distributed.

Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act.

4.4.2 Returns of Capital Contributions

Any portion of distributions made by the Company to the Common Unitholders during the Investment Period which represents a return of such Common Unitholders’ capital contributions to the Company, as determined by the Board (each such amount, “Returned Capital”), shall increase the Common Unitholders’ Undrawn Commitments and may be drawn down by the Company as provided in this Agreement.

4.4.3 Recycling.

Subject to the requirements of Section 852(a) of Subchapter M of the Code and the terms of any Financing or other obligations or Preferred Units, proceeds realized by the Company from the sale or repayment of any Investment (as opposed to investment income) during the Investment Period (but not in excess of the cost of any such Investment), may be retained and reinvested by the Company; provided, that such additional amounts reinvested shall not, in the aggregate, exceed the Company’s aggregate Commitments. Any amounts so reinvested will not reduce a Common Unitholder’s Undrawn Commitment.

ARTICLE 5 — FEES AND EXPENSES; ADVISORY AGREEMENT

5.1 COMPANY EXPENSES

The Company shall bear and be responsible for all costs and expenses of its operations in connection with its operations and transactions (“Company Expenses”). The Company’s primary operating expenses will include the payment of the Management Fee and the Incentive Fee to the Investment Adviser, legal and professional fees, interest, fees and other expenses of Financings and other operating and overhead related expenses. The other Company Expenses will include those relating to: (i) the Company’s operational and organizational expenses; (ii) the Company’s fees and expenses, including travel expenses, incurred by the Investment Adviser or payable to third parties related to the Company’s Investments, including, among others, professional fees (including the fees and expenses of consultants and experts) and fees and expenses from evaluating, monitoring, researching and performing due diligence on Investments and prospective Investments; (iii) interest, fees and other expenses payable on Financings, if any, incurred by the Company; (iv) fees and expenses incurred by the Company in connection with membership in investment company organizations; (v) brokers’ commissions; (vi) fees and expenses associated with calculating the Company’s NAV (including the costs and expenses of any independent valuation firm); (vii) legal, auditing or accounting expenses; (viii) taxes or governmental fees; (ix) the fees and expenses of the Company’s administrator, transfer agent or sub-transfer agent; (x) the cost of preparing unit certificates or any other expenses, including clerical expenses of issue or repurchase of the Units; (xi) the expenses of, and fees for, registering or qualifying Common Units for sale, maintaining the Company’s registration and qualifying and registering the Company as a broker or a dealer; (xii) the fees and expenses of the Independent Directors; (xiii) the fees or disbursements of custodians of the Company’s assets, including expenses incurred in the performance of any obligations enumerated by this Agreement or other organizational documents of the Company insofar as they govern agreements with any such custodian; (xiv) the cost of preparing and distributing reports, proxy statements and notices to holders of equity interests in the Company, the SEC and other regulatory authorities; (xv) insurance premiums; (xvi) costs of holding meetings of Members; and (xvii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the Company’s business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company’s rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses not incurred in the ordinary course of the Company’s business.

Company expenses borne by the Company in the ordinary course on an annual basis (excluding the Management Fee, the Incentive Fee, organizational and start-up expenses, and expenses related to Financings and other leverage) shall not exceed an amount equal to 0.5% of the aggregate amount of Commitments to the Company by Common Unitholders, provided, however that expenses incurred outside of the ordinary course, including litigation and similar expenses, are not subject to such a cap.

5.2 INVESTMENT ADVISORY AGREEMENT.

The Company shall enter into an investment management and advisory agreement (the “Investment Advisory Agreement”) with the Investment Adviser for assistance in providing management services to the Company, in the form attached hereto as Exhibit I.

ARTICLE 6 — CAPITAL OF THE COMPANY

6.1 OBLIGATION TO CONTRIBUTE.

6.1.1 General.

The Company will issue Common Units to investors from time to time at the NAV per Common Unit. Such Common Units will be issued through drawdowns on specific Drawdown Dates or Catch-Up Dates, with Common Unitholders required to contribute all or a portion of their Undrawn Commitments in exchange for Common Units as set forth in this Agreement.

6.1.2 Investment Period.

Prior to the expiration of the Investment Period, additional amounts may be drawn down pursuant to Article 3 for any purpose contemplated under this Agreement. After the expiration of the Investment Period, the Company will not call for or accept, and the Common Unitholders shall not be obligated to make, any drawdowns other than:

(a)

to pay, and/or establish reserves for, actual or anticipated Company expenses, liabilities, including the payment or repayment of Financings or other obligations, contingent or otherwise (including the Management Fee), whether incurred before or after the end of the Investment Period;

(b)	to fulfill investment commitments made or approved by the Investment Committee prior to the expiration of the Investment Period;

(c)	to engage in hedging transactions; or

(d)	to make additional investments in existing Portfolio Companies (each, an “Additional Investment”) (including transactions to hedge interest rate or currency risks related to an Additional Investment).

6.1.3 No Interest.

No interest shall accrue on any Common Unitholder’s contribution.

6.2 FAILURE TO MAKE REQUIRED PAYMENT.

6.2.1 Default.

Except as otherwise provided in this Agreement, if a Common Unitholder fails to make a required capital contribution or other required payment to the Company, in part or in full, and such default remains uncured for a period of ten calendar days, the Company shall be permitted to declare such Common Unitholder (any such Common Unitholder, a “Defaulting Unitholder”) to be in default of its obligations and shall be permitted to pursue one or any combination of the following remedies:

(a)	The Company may prohibit the Defaulting Unitholder from purchasing any additional Units;

(b)

Twenty-five percent (25%) of the Units then held by the Defaulting Unitholder may (at the election of the Company) be automatically transferred on the books of the Company, without any further action being required on the part of the Company or the Defaulting Unitholder, to all other Common Unitholders (except to any other Defaulting Unitholder), pro rata in accordance with their respective number of Common Units held; provided, however, that no Common Units shall be transferred to any other Common Unitholder pursuant to this 6.2.1 in the event that such transfer would (x) violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or such transfer, (y) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (z) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to the extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent the Common Unitholder from receiving a partial allocation of its pro rata portion of Common Units); provided further, that any Common Units that have not been transferred to one or more other Common Unitholders pursuant to the previous proviso shall be allocated among the other participating Common Unitholders pro rata in accordance with their respective number of Common Units held. The mechanism described in this 6.2.1 is intended to operate as a liquidated damage provision, since the damage to other Common Unitholders resulting from a default by the Defaulting Unitholder is both significant and not easily susceptible to precise quantification. By purchasing Common Units, the Common Unitholder agrees to this 6.2.1 and acknowledges that the remedies described herein constitute a reasonable liquidated damage remedy for any default in the Common Unitholder’s obligation of the type described; and

(c)	The Company may pursue any other remedies against the Defaulting Unitholder available to the Company, subject to applicable law.

Upon a default, the Company may, in its discretion, require each non-Defaulting Unitholder to make an additional capital contribution (not to exceed its then Undrawn Commitment) in respect of such overdue capital contribution. The funding of the overdue capital contribution by the non-Defaulting Unitholders will not alter the Defaulting Unitholder’s obligations to the Company, including any obligation to make future capital contributions or other required payments. The amounts that are paid by non-Defaulting Unitholders will reduce the remaining Undrawn Commitments of the non-Defaulting Unitholders.

Notwithstanding anything to the contrary in this Agreement, the Company will hold the Defaulting Unitholder responsible for all fees and expenses, including without limitation, attorneys’ fees or sales commissions, incurred as a result of the default.

ARTICLE 7 — DURATION OF THE COMPANY

7.1 TERM AND TERMINATION OF THE COMPANY.

The term of the Company shall continue until the seventh anniversary of the Final Closing Date, unless such term is extended or unless the Company is sooner dissolved, each as provided in this 7.1, or by operation of law. The term of the Company may be extended for two successive one-year periods by the Board upon written notice to the Members at least 90 days prior to the expiration of the term or the end of the first one-year period, as the case may be. Thereafter, upon the request of the Board and the approval of a majority-in-interest of the Members, the term of the Company may be further extended.

The Company shall be dissolved (i) upon the expiration of its term (as such term may be extended pursuant to this Agreement), (ii) at any time upon a decision of the Board, (iii) if there are no Members of the Company, unless the business of the Company is continued in accordance with this Agreement or the Delaware Act, or (iv) upon the entry of a decree of judicial dissolution under the Delaware Act.

7.2 SALE OR MERGER.

Subject to any restrictions of the Investment Company Act and applicable law, the Board shall be entitled, without the approval of any Members, to cause the Company to, among other things, sell, exchange or otherwise dispose or all or substantially all of the Company’s assets in a single transaction or series of transactions, or approve on behalf of the Company, the sale, exchange or disposition of all or substantially all of the Company’s assets. The Board may also cause the sale of all or substantially all of the Company’s assets under foreclosure or other realization without the consent of any Members.

ARTICLE 8 — LIQUIDATION OF ASSETS ON DISSOLUTION

8.1 GENERAL.

Following dissolution, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. The Board as liquidator shall cause the Company to pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the Board shall determine to be in the best interest of the Members.

8.2 LIQUIDATING DISTRIBUTIONS; PRIORITY.

Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

(a)

First, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Company’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Company, including the payment of the Management Fee and the Incentive Fee;

(b)	Second, to the satisfaction of the prior rights of any outstanding Preferred Units, if issued; and

(c)	Thereafter, among the Common Unitholders equally on a per Common Unit basis.

8.3 DURATION OF LIQUIDATION.

A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up.

8.4 LIABILITY FOR RETURNS.

None of the liquidator, the Directors, the Officers, the Investment Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the capital contributions of any Member.

8.5 POST-DISSOLUTION INVESTMENTS AND DRAWDOWNS.

Notwithstanding anything to the contrary set forth in this Article 8, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Company to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company), if the liquidator believe that such additional investments are in the best interest of the Members and in furtherance of the winding up of the affairs of the Company.

ARTICLE 9 — LIMITATIONS ON TRANSFERS OF UNITS; REQUIRED TRANSFERS

9.1 TRANSFERS OF UNITS.

9.1.1 General.

No assignment, pledge, mortgage, hypothecate, gift, sale or other disposition or encumbrance (collectively, “Transfer”) of a Member’s Units, including a Transfer of solely an economic interest, in whole or in part, shall be made other than pursuant to this 9.1. Any attempted Transfer of all or any part of a Member’s Units in violation of this Agreement will be void to the maximum extent permitted by law, and any intended recipient of the Units will acquire no rights in such and will not be treated as a Member for any purpose. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Company. No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

9.1.2 Consent of Company.

The prior written consent of the Company shall be required for any Transfer of all or part of any Member’s Units, including a Transfer of solely an economic interest in the Company.

9.1.3 Required Representations by Parties.

The transferor and transferee(s) shall provide such additional written representations as the Company reasonably may request.

9.1.4 Other Prohibited Legal Consequences.

No Transfer of Units shall be permitted, and the Company shall withhold its consent with respect thereto, subject to the discretion of the Board, if such Transfer or the admission of the transferee to the Company as a substituted Member, would:

(a)	Be prohibited by, or trigger a prepayment of, a Financing;

(b)	Result in the Company’s assets becoming “plan assets” of any ERISA Member within the meaning of the Plan Assets Regulation;

(c)	Result in the violation of applicable securities law;

(d)	Result in the Company being subject to additional regulatory or compliance requirements imposed by laws other than the Exchange Act or the Investment Company Act;

(e)	Result in the Company no longer being eligible to be treated as a RIC; or

(f)	Result in the Company having fewer than 550 beneficial owners of Units.

9.1.5 Required Transfers.

In the event any Person is or becomes the owner of Units in the Company and such ownership would result in a violation of any of the provisions of 9.1.4, the Company may cause the Company to repurchase the Units of such Person, or require such Person to Transfer their Units to another Person, and each Member consents to such forced repurchase or Transfer of Units as set forth in this 9.1.5.

9.1.6 Opinion of Counsel.

The Company may, but is not required to, condition its consent to any Transfer hereunder upon receipt by the Company of a written opinion of counsel for the Company, or of other counsel reasonably satisfactory to the Company, in form and substance satisfactory to the Company, as to such legal matters as the Company reasonably may request. No opinion will be required for any Transfer that is merely an assignment of Units to any successor trustee of an ERISA Member. For all purposes of this Agreement, opinions of counsel referred to herein to be delivered by a Member may be delivered by an in-house counsel of the Member (or an affiliate of the Member) whom the Member reasonably believes to have expertise in the area of law which is the subject matter of the opinion.

9.1.7 Reimbursement of Transfer Expenses.

Any Member who requests or otherwise seeks to effect a Transfer of all or a portion of its Units hereby agrees to reimburse the Company, at its request, for any expenses reasonably incurred by the Company in connection with such Transfer, including the costs of seeking and obtaining the legal opinion required by 9.1.6 and any other legal, accounting and miscellaneous expenses (“Transfer Expenses”), whether or not such Transfer is consummated. At its election, and in any event if the transferor has not reimbursed the Company for any Transfer Expenses incurred by the Company in preparing for or consummating a proposed or completed Transfer within 30 days after the Company has delivered to such Member written demand for payment, the Company may seek reimbursement from the transferee of such interest (or portion thereof). If the transferee does not reimburse the Company for such Transfer Expenses within a reasonable time (or, in the case of a Transfer not consummated, the prospective transferor does not reimburse the Company within a reasonable time), the Company may withhold such amount from distributions that would otherwise be made with respect to such interest (with such withheld amount treated as having been distributed to the holder of such interest for all other purposes of this Agreement).

9.2 ADMISSION OF SUBSTITUTED MEMBERS.

9.2.1 General.

Any transferee of a Member’s Units transferred in accordance with the provisions of this Article 9 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a Subscription Agreement and counterpart to this Agreement and upon obtaining the Company’s prior written consent. Any transfer of Units in violation of the foregoing will be void, and any intended transferee will acquire no rights in such Units and will not be treated as a Member for any purpose.

9.2.2 Effect of Admission.

The transferee of Units transferred pursuant to this Article 9 that is admitted to the Company as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Commitment and Undrawn Commitment of the transferor with respect to the applicable class of Unit being transferred shall become the applicable Commitment and Undrawn Commitment, respectively, of the transferee, to the extent of the Unit transferred. If a transferee is not admitted to the Company as a substituted Member, (a) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (b) the transferor shall remain liable to the Company for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

9.2.3 Non-Compliant Transfer.

If a Transfer has been proposed or attempted but the requirements of this Article 9 have not been satisfied, the Company shall not admit the purported transferee as a substituted Member but, to the contrary, shall ensure that the Company (a) continues to treat the transferor as the sole owner of the Units purportedly transferred, (b) makes no distributions to the purported transferee and (c) does not furnish to the purported transferee any tax or financial information regarding the Company. The Company shall also not otherwise treat the purported transferee as an owner of any Units (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Company shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

ARTICLE 10 —LIMITATION OF LIABILITY AND INDEMNIFICATION

10.1 LIMITATION OF LIABILITY.

To the fullest extent permitted by applicable law, none of the Company’s Officers, Directors or employees (each, an “Indemnified Person”) will be liable to the Company or to any Member for any act or omission performed or omitted by any such Indemnified Person (including any acts or omissions of or by another Indemnified Person), in the absence of willful misfeasance, gross negligence, bad faith, reckless disregard of the duties involved in the conduct of such Indemnified Person’s respective position or criminal wrongdoing on its part (“Disabling Conduct”).

10.2 INDEMNIFICATION.

The Company shall indemnify each Indemnified Person for any loss or damage incurred by it in connection with any matter arising out of, or in connection with, the Company, including the operations of the Company and the offering of Units, except for losses incurred by an Indemnified Person arising solely from the Indemnified Person’s own Disabling Conduct.

10.3 RIGHT TO ADVANCEMENT OF EXPENSES.

In addition to the right to indemnification conferred in 10.2, an Indemnified Person shall also have the right to be paid by the Company the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article 10 (which shall be governed by 10.4 (hereinafter an “advancement of expenses”)); provided, however, that, if applicable laws require or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an Indemnified Person in his or her capacity as a Director or Officer shall be made solely upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Indemnified Person is not entitled to be indemnified or entitled to advancement of expenses under 10.2 and this 10.3 or otherwise.

10.4 RIGHT TO INDEMNIFIED PERSON TO BRING SUIT.

If a claim under 10.2 or 10.3 is not paid in full by the Company within (a) 60 days after a written claim for indemnification has been received by the Company, or (b) 20 days after a claim for an advancement of expenses has been received by the Company, the Indemnified Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the Delaware Act. Neither the failure of the Company (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or the Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Person is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in the Delaware Act, nor an actual determination by the Company (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or the Member) that the Indemnified Person has not met such applicable standard of conduct, shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Person, be a defense to such suit. In any suit brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Company.

10.5 INDEMNIFICATION NOT EXCLUSIVE.

(a)

The provision of indemnification to or the advancement of expenses and costs to any Indemnified Person under this Article 10, or the entitlement of any Indemnified Person to indemnification or advancement of expenses and costs under this Article 10, shall not limit or restrict in any way the power of the Company to indemnify or advance expenses and costs to such Indemnified Person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any Indemnified Person seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of Members or Independent Directors or otherwise, both as to action in such Indemnified Person’s capacity as an Officer, Director or employee of the Company and as to action in any other capacity.

(b)

Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnified Person as a Director of the Company at the request of the Indemnified Person-related entities (as defined below), the Company shall be fully and primarily responsible for the payment to the Indemnified Person in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article 10, irrespective of any right of recovery the Indemnified Person may have from the Indemnified Person-related entities. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnified Person-related entities and no right of advancement or recovery the Indemnified Person may have from the Indemnified Person-related entities shall reduce or otherwise alter the rights of the Indemnified Person or the obligations of the Company hereunder. In the event that any of the Indemnified Person-related entities shall make any payment to the Indemnified Person in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnified Person-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person against the Company, and the Indemnified Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnified Person-related entities effectively to bring suit to enforce such rights. Each of the Indemnified Person-related entities shall be third-party beneficiaries with respect to this 10.5(b), entitled to enforce this 10.5(b).

For purposes of this 10.5(b), the following terms shall have the following meanings:

(1) The term “Indemnified Person-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnified Person has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnified Person may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation.

(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnified Person shall be entitled to indemnification or advancement of expenses from both the Indemnified Person-related entities and the Company pursuant to applicable law, any agreement or certificate of incorporation, bylaws, partnership agreement, LLC agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the Indemnified Person-related entities, as applicable.

10.6 COMPANY OBLIGATIONS; RELIANCE.

The rights granted pursuant to the provisions of this Article 10 shall vest at the time a person becomes a Director, Officer or employee of the Company and shall be deemed to create a binding contractual obligation on the part of the Company to the persons who from time to time are elected as Officers, Directors or employees of the Company, and such persons in acting in their capacities as Officers, Directors or employees of the Company (including any Officer, Director or employee of the Company acting at the request of the Company as a director, officer, employee, agent or trustee of another limited liability company, corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan) shall be entitled to rely on such provisions of this Article 10 without giving notice thereof to the Company.

10.7 NATURE OF RIGHTS.

The rights conferred upon Indemnified Person in this Article 10 shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a Director, Officer and shall inure to the benefit of the Indemnified Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 10 that adversely affects any right of an Indemnified Person or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

10.8 INSURANCE.

The Company may maintain insurance, at its expense, to protect itself and any Director, Officer or employee of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under applicable law.

10.9 LIMITATION BY LAW.

If any Indemnified Person or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the limitation of liability provisions set forth in 10.1 and the indemnification provisions set forth in 10.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions. Without limiting the foregoing, for so long as the Company is regulated under the Investment Company Act, the limitation of liability and indemnification provisions shall be the limited to the extent provided by the Investment Company Act and by any valid rule, regulation or order of the SEC thereunder.

ARTICLE 11 — AMENDMENTS

11.1 AMENDMENTS.

11.1.1 By Consent.

Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Company, together with the prior written consent of:

(a)	If no Preferred Units have been issued and are outstanding, a majority-in-interest of the Common Unitholders; and

(b)	If Preferred Units have been issued and are outstanding:

(1)	in the case of an amendment not affecting the rights of the Preferred Unitholders, a majority-in-interest of the Common Unitholders,

(2)

in the case of an amendment not affecting the rights of the Common Unitholders (including rights or protections with respect to tax consequences of Common Unitholders), a majority-in-interest of the Preferred Unitholders, and

(3)

in case of an amendment affecting the rights (including rights or protections with respect to tax consequences of Common Unitholders) of both the Common Unitholders and the Preferred Unitholders, a majority-in-interest of the Common Unitholders and a majority-in-interest of the Preferred Unitholders.

11.1.2 Without Consent.

Notwithstanding the provisions of 11.1.1 the following amendments may be made with the consent of the Board and without the need to seek the consent of any Member:

(a)	to add to the duties or obligations of the Board or surrender any right granted to the Board herein;

(b)

to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members;

(c)

to make such changes as the Board in good faith deems necessary to comply with any requirements applicable to the Company or its affiliates under the Investment Company Act or any similar state or federal law; or

(d)	to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member,

provided, however, that no amendment shall may be made pursuant to clauses (a) through (d) above if such amendment would (1) subject any Member to any adverse economic consequences without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Company or the Members.

11.1.3 Consent to Amend Special Provisions.

Notwithstanding the provisions of 11.1.1, any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.

ARTICLE 12 — ADMINISTRATIVE PROVISIONS

12.1 KEEPING OF ACCOUNTS AND RECORDS; CERTIFICATE OF FORMATION; ADMINISTRATOR.

12.1.1 Accounts and Records.

At all times the Company shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account shall be kept on the accrual method of accounting for both tax and accounting purposes, and shall be maintained in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company shall also maintain: (a) an executed copy of this Agreement (and any amendments hereto); (b) the Certificate (and any amendments thereto); (c) executed copies of any powers of attorney pursuant to which any document described in clause (a) or (b) has been executed by the Company; (d) a current list of the name, address, Commitments and taxpayer identification number, if any, of each Member; (e) copies of all tax returns filed by the Company; and (f) all financial statements of the Company for each of the prior seven years. These books and records shall at all times be maintained in accordance with the Company’s record retention policy.

12.1.2 Certificate of Conversion and Formation.

The Company shall file for record with the appropriate public authorities and, if required, publish the Certificate and any amendments thereto.

12.1.3 Administrator.

The Company will enter into an administration and custodial services agreement (the “Administration Agreement”) with State Street Bank and Trust Company, or such other person(s) as are selected by the Company (the “Administrator”), to serve as administrator of and provide custodial services to the Company. The Administrator will be experienced in providing such services to investment funds similar to the Company.

12.2 INSPECTION RIGHTS.

At any time before the Company’s complete liquidation, each Member, or a designee thereof, at its own expense may (a) fully examine and audit the Company’s books, records, accounts and assets, including bank account balances and (b) examine, or request that the Company furnish, such additional information as is reasonably necessary to enable the requesting Member to review the state of the investment activities of the Company; provided that the Company can obtain such additional information without unreasonable effort or expense; provided, further, that the Company may redact confidential information relating to another Member. Any such examination or audit shall be made (1) only upon ten (10) Business Days’ prior written notice to the Company, (2) during normal business hours and (3) without undue disruption. Notwithstanding the foregoing, the Company shall have the benefit of the confidential information provisions of Section 18-305(b) of the Delaware Act and the obligation to make company information available or to furnish company information shall be subject to 12.7.7.

12.3 VALUATION.

The fair value of the Company’s assets will be determined pursuant to a valuation policy approved by the Board.

12.4 NOTICES.

Any written notice herein required to be given to the Company by any of the Members shall be deemed to have been given if delivered in person or if sent by Federal Express, DHL or comparable courier service (for delivery within two or fewer Business Days), or by email (including, for the avoidance of doubt, by e-mail containing an electronic link to a notice that such notice is electronically accessible) to the principal office of the Company in New York, New York, or to such other address or email address as the Company may from time to time specify by notice to the Members.

Any written notice required to be given to a Members shall be deemed to have been given if sent to such Member at the address or email address set forth in the records of the Company or such other address or email address as such Member shall have specified in writing to the Company; provided that any call for capital required to be made under Article 3 shall also comply with the specific requirements of such section.

Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes:

(a)	on the day of it being sent, where delivered in person, sent by email, and when sent on any Business Day during normal working hours at the place of receipt;

(b)	on the following Business Day, where sent by email on any Business Day outside normal working hours or on any day which is not a Business Day; and

(c)	on the second Business Day following the date dispatched by Federal Express, DHL or any comparable courier service.

12.5 ACCOUNTING PROVISIONS.

12.5.1 Fiscal Year.

For U.S. federal income tax purposes, the Company’s year is the calendar year, unless otherwise required by the Code or permitted by applicable law. For financial reporting purposes, the Company’s fiscal year is a calendar year ending December 31.

12.5.2 Independent Auditors.

The Company’s independent public auditors shall be PricewaterhouseCoopers LLP, or another public accounting firm of similar standing, as determined by the Board of Directors.

12.6 TAX PROVISIONS.

12.6.1 Classification of the Company as Corporation for Tax Purposes.

(a)	The Company intends to make an election as of the Initial Drawdown Date to cause it to be classified as an association that is taxable as a corporation and shall maintain such classification.

(b)	The Company will use reasonable best efforts to qualify as a BDC and a RIC no later than the first calendar year in which the Company anticipates it will have significant amounts of net income.

(c)	Once the Company has elected RIC status, the Board will use reasonable best efforts to maintain the Company’s status as a RIC.

12.6.2 RIC Requirements.

From and after the date when the Company qualifies as a RIC for U.S. federal income tax purposes, the Board shall seek to cause the Company to meet any requirements necessary to obtain and maintain RIC qualification, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.”

12.6.3 Tax Information.

The Company will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal, state, and local tax reporting obligations, such information as may be necessary for the preparation of such Member’s U.S. federal, state, and local tax returns.

Each Member agrees that such Member will, upon request by the Company, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide any information and take any further action requested by the Company, and that the Company may execute any forms or documents or obtain any information on such Member’s behalf that relate to such Member’s investment in the Company, in connection with any tax matter affecting the Company.

12.7 GENERAL PROVISIONS.

12.7.1 Power of Attorney.

Each Member, by execution of this Agreement (including by execution of counterpart signature page hereto directly or via an attorney-in-fact), hereby constitutes and appoints any duly authorized representative of the Company as its true and lawful representative and its attorney-in-fact, in its name, place and stead (i) to make, execute, sign and file any amendment to the Certificate of the Company required because of an amendment to this Agreement, in order to effectuate any change in the Members or in the Commitments or Undrawn Commitments of the Common Unitholders or otherwise, and all such other instruments, documents and certificates which may from time to time be required by the laws of the U.S., the State of Delaware, or any other state or any non-U.S. jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Company, or in connection with any tax filings of the Company, or any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Company (including a Certificate of Cancellation of the Company’s Certificate); (ii) to make, execute, sign, deliver and acknowledge any instrument, agreement, indemnity or document of any kind (including, without limitation, deeds of accession) in connection with the in-kind distribution of and the transfer of Investments to such Member; (iii) to effect any amendment to this Agreement adopted in accordance with its terms; (iv) to make, execute and sign any documents, instruments and certificates necessary to sell the Common Units of any Defaulting Unitholder; and (v) to file, prosecute, defend, settle or compromise litigation, other claims or arbitration on behalf of the Company.

Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities, except as contemplated by clause (iii) of the immediately preceding paragraph.

The power of attorney granted hereby is coupled with an interest and shall (i) be irrevocable, (ii) be deemed to be given to secure a proprietary interest of the donee of the power or performance of an obligation owed to the donee, (iii) survive and shall not be affected by the subsequent death, lack of capacity, dissolution, insolvency, termination or bankruptcy of any Member granting the same or the Transfer of all or any of such Member’s Units, and (iv) extend to such Member’s successors, assigns and legal representatives. Each Member, at the request of the Company, shall execute additional powers of attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the Company pursuant to this power of attorney, this Agreement shall prevail. The Company may exercise this power of attorney by listing all of the Members executing any agreement, certificate, instrument, or document with the single signature of the attorney-in-fact as attorney-in-fact for all Members.

Except as otherwise specifically provided herein, the powers of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that the undersigned previously has executed. This power of attorney shall not be revoked by any subsequent power of attorney the undersigned may execute, unless such subsequent power specifically refers to this power of attorney or specifically states that the instrument is intended to revoke all prior powers of attorney.

12.7.2 Binding on Successors.

This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

12.7.3 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under said Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

12.7.4 Submission to Jurisdiction; Venue; Waiver of Jury Trial.

Unless the Company otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. To the fullest extent permitted by applicable law, any legal action or proceeding with respect to this Agreement by a Member seeking any relief whatsoever against the Company shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and not in any other court in the United States of America, or any court in any other country. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE COMPANY OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.

12.7.5 Waiver of Partition.

Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

12.7.6 Securities Law Matters.

Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the interests in the Company have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

12.7.7 Confidentiality.

(a) Each Member agrees that, without the prior written consent of the Company (which consent may be withheld at its sole discretion), (a) it shall keep confidential and shall not copy, reproduce, sell, assign, license, market, distribute, make available, or otherwise disclose, directly or indirectly, any information relating to the Company to any person who is not involved with such Member’s investment in the Company and either (i) one of such Member’s employees, officers or directors, or an employee, officer or director of a person who controls, is controlled by or is under common control with such Member, (ii) an attorney, consultant or accountant engaged by such Member, or (iii) a person agreed to in writing by the Member and the Company, and (b) such Member shall not use any information relating to the Company for any purpose (other than the evaluation of Units and the Company, the preparation of such Member’s tax returns and the evaluation of the performance of such Member’s investment in the Company), including to effect or replicate any transactions described in any report or information relating to the Company received by the Member. Each Member also agrees that they will not obtain, or attempt to obtain (lawfully or unlawfully) any information, that a reasonable person would consider personal, pertaining to another Member of the Company.

(b) Each Member further agrees that (i) it shall ensure that any such recipient is made aware of, and adheres to, the terms of this 12.7.7, (ii) it shall be responsible for any disclosure of any such information by any such person in contravention of the terms of this 12.7.7, unless it obtains the prior written consent of the Company or such disclosure is permitted as described below, (iii) it is at all times subject to such Member’s obligation to act, and to cause persons to whom such Member may disclose information pursuant to this 12.7.7 to act, in accordance with applicable laws and regulations relating to the receipt or use of such information including, without limitation, those governing insider dealing or trading, market abuse and market manipulation, and (d) the Company may, in its sole discretion, refuse such Member’s request to furnish any correspondence, documents or other information relating to the Company to any person not described in (i), (ii) or (iii) above.

(c) The terms of this 12.7.7 shall apply indefinitely to information related to the Company unless disclosure is required by applicable law or regulation (including pursuant to a subpoena or other legal process) or ordered by a court of competent jurisdiction, or such information has become publicly available other than as a result of any breach of this Agreement by such Member or any person to whom such Member has disclosed such information.

(d) Each Member hereby represents and warrants that, except as disclosed to the Company in writing, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or the US Freedom of Information Act, or any comparable laws or regulations of any US or non-US jurisdiction) requiring such Member to disclose (on receipt of a request to do so or otherwise) any information relating to the Company or their investment in the Company (collectively, “Disclosure Laws”).

(e) Upon a Member’s receipt of requests, pursuant to a Disclosure Law, if applicable, or if a Member is otherwise compelled by law or legal process, to make public disclosure of information relating to the Company, such Member shall (i) immediately send written notice to the Company (copied to the Investment Adviser) of the request, so that the Company and/or the Investment Adviser may consult with such Member as to the exact disclosure obligation to which such Member is subject, and take any action legally available to the Company or the Investment Adviser under the laws and regulations of the relevant jurisdiction and (ii) furnish only that portion of the requested information that is legally required and use its best efforts to obtain assurance that confidential treatment is accorded to that information. In addition, upon receipt by the Company of written notice from such Member of a public disclosure request, the Company may, in its sole discretion, cause the Transfer of such Member’s Units if the Company determines, in its sole discretion, that the disclosure of this information could adversely affect the Company, the Company’s investors or the Investment Adviser. The right of the Company to cause the Transfer of such Member’s Units as set forth in the preceding sentence shall be in addition to, and shall not prejudice, any other rights of the Company and/or the Investment Adviser to compulsorily Transfer such Member’s Units.

(f) Each Member further agrees that the Investment Adviser may, in its sole discretion, keep confidential and not disclose to such Member or any other person any information relating to the Company (including, but not limited to, information that such Member or any other person would be required to disclose pursuant to applicable Disclosure Laws were such Member or such other person to receive such information) if the Investment Adviser determines in its discretion that the disclosure of such information is not in the best interest of the Company or could damage the Company or its business, or if the Company is required by law or by agreement with a third party to keep such information confidential.

(g) For purposes of this 12.7.7, “information relating to the Company” shall be construed broadly and shall include, without limitation, any information furnished to, or otherwise obtained from the Investment Adviser by, a Member in respect of the Company or their Units, including, without limitation, information regarding any other Member (including their identity), information regarding existing, past or prospective direct or indirect investments made by or other investment positions and trading activities and strategies of and/or transactions effected directly or indirectly for the Company, the Company’s financial reports and performance reports and correspondence with its Members, and the terms of this Agreement and any other agreement entered into between such Member or its affiliates and the Company, the Investment Adviser, the distributor or placement agent or their respective affiliates.

(h) Each Member acknowledges and agrees that: (i) the Company and the Investment Adviser would suffer irreparable injury if such Member was to violate any provision of this 12.7.7 and monetary damages would not be a sufficient remedy for any such violation and (ii) that in the event that such Member breaches or threatens to breach any provision of this 12.7.7, in addition to any other remedies available to the Company in respect of any such breach, the Company and/or the Investment Adviser shall be entitled to obtain an immediate permanent injunction against such breach and other equitable relief to enforce any and all of the provisions of this 12.7.7 and that such Member will not oppose the granting of such relief. The remedies afforded to the Company and the Investment Adviser by this 12.7.7 shall be in addition to any and all other remedies available to the Company and the Investment Adviser resulting from such Member’s violation, breach or threatened breach of this Agreement.

(i) Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws, each Member (and such Member’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Units (including the tax treatment and tax structure of any Company transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the US federal or state income tax treatment of (i) the offering and ownership of the Units and (b) any transactions by the Company, and does not include information relating to the identity of the Company or its affiliates. Nothing in this paragraph shall be deemed to require the Investment Adviser to disclose to you any information that the Investment Adviser is permitted or is required to keep confidential in accordance with this Agreement.

(j) Each Member acknowledges that the Company, the Investment Adviser or its affiliates and/or service providers to or agents of the Company or the Investment Adviser may from time to time be required or may, in their discretion, determine that it is advisable to disclose certain information about the Company and its Members including, but not limited to, investments held by the Company or the names and levels of beneficial ownership of Members, to (i) regulatory authorities of certain jurisdictions, which have or assert jurisdiction over the disclosing party or in which the Company directly or indirectly invests, or (ii) any Lender to, counterparty of or service provider to the Investment Adviser or the Company, and each Member hereby consents to such disclosure.

(k) Notwithstanding the foregoing, the provisions of this 12.7.7 shall not apply to any information that is already in the public domain, and further, each Member shall have the right to make any filings required by applicable law (including, for the avoidance of doubt, filings required by the Exchange Act), and shall be under no obligation to obtain consent of the Company prior to making such filings.

12.7.8 Compliance with Laws

The Company will use reasonable best efforts to comply with all laws, rules and regulations applicable to the Company, including, for the avoidance of doubt, all applicable anti-money laundering, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws; provided, that the Company will have no liability under this 12.7.8 in the event that noncompliance with an applicable law does not, or would not reasonably be expected to, have an adverse effect on the Company, other than a de minimis adverse effect. The Company has established and will maintain internal controls, policies and procedures reasonably designed to ensure compliance with all applicable anti-money laundering, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws.

12.7.9 Fixing the Record Date

In order for the Company to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board may fix a record date which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, be no more than sixty (60) nor less than ten (10) days prior to the date of such meeting. If the Board so fixes a date, such date shall also be record date for determining the Members entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is give or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

12.7.10 Notices to Members

The Company will notify the Members (i) as soon as reasonably practicable following any amendment to the PPM, and (ii) within 45 Business Days of a change in the independent auditors of the Company (including in the notification a general description of the reasons therefore and the name of the new independent auditors).

12.7.11 Contract Construction; Headings; Counterparts.

Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. This Agreement, together with the related Subscription Agreement and any Other Agreement (if any) between the Company and any Member (“Other Agreement”), shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof. There are no representations, warranties or agreements made by the Company except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

ARTICLE 13 — RESTRICTIONS ON CERTAIN INVESTORS

13.1 ERISA MEMBERS.

The Company shall use reasonable best efforts to ensure that “benefit plan investors” hold less than twenty five percent (25%) of each class of equity interests in the Company (determined in accordance with the Plan Assets Regulation).

*    *    *    *    *    *     *

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of Goldman Sachs Private Middle Market Credit LLC as of the day, month and year first above written.

COMPANY:

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

By:	/s/ Carmine Rossetti
Name:	Carmine Rossetti
Title:	Chief Financial Officer and Treasurer

[Signature page to LLC Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of Goldman Sachs Private Middle Market Credit LLC as of the day, month and year first above written.

Each of the Persons who has executed a Subscription Agreement, agreeing to purchase Common Units in the Company, to be admitted to the Company as a Member and to be bound by the terms of the Agreement:

GOLDMAN SACHS ASSET MANAGEMENT L.P.

By:	/s/ Carmine Rossetti
Name: Carmine Rossetti
Title: Authorized Signatory

[Signature page to LLC Agreement]

APPENDIX I

Goldman Sachs Private Middle Market Credit LLC

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

Additional Investment	As set forth in 6.1.2(d).

Administration Agreement	As set forth in 12.1.3.

Administrator	As set forth in 12.1.3.

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Investment Adviser, but Portfolio Companies or portfolio companies of the Existing Fund shall not be considered Affiliates of the Board, the Investment Adviser, any Officer, any member of the Board or any member or manager of the Investment Adviser. “Affiliated” shall have the corresponding meaning.

Agreement	As set forth in the introductory paragraph to this Agreement.

Assets	As set forth in 4.2.1.

Assigned Rights	As set forth in 4.2.1.

Audit Committee	As set forth in 3.5.2(a).

BDC	A business development company as defined in Section 2(a)(48) of the Investment Company Act.

Board	As set forth in 3.5.1(a).

Business Day	A “business day” as defined in Rule 14d-1 of the Exchange Act.

Catch-Up Date	As set forth in 3.4.2.

Certificate	As set forth in 2.1.1.

Chair of the Board	As set forth in 3.5.1(a).

Chief Executive Officer(s)	As set forth in 3.5.1(c).

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Commitment	As set forth in 3.4.1.

Compliance Committee	As set forth in 3.5.2(a).

Common Unitholders	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Common Units of the Company.

Common Units	Common units of limited liability company interests in the Company.

Company	As set forth in the introductory paragraph of this Agreement.

Company Expenses	As set forth in 5.1.

Contract Review Committee	As set forth in 3.5.2(a).

Credit Support	As set forth in 4.2.1.

Defaulting Unitholder	As set forth in 6.2.1.

Delaware Act	As set forth in 2.1.1.

Director	As set forth in 3.5.1.

Disabling Conduct	As set forth in 10.1.

Disclosure Laws	As set forth in 12.7.7(d).

Drawdown Date	As set forth in 3.4.1.

Drawdown Purchase Price	As set forth in 3.4.3.

Drawdown Unit Amount	As set forth in 3.4.3.

ERISA Member	Any Member that is (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA and subject to Part 4 of Title I of ERISA, (b) a “plan”, as defined in Section 4975(c)(1) of the Code, to which the provisions of Section 4975 of the Code are applicable, or (c) any other entity or account, any of the assets of which constitute “plan assets”, within the meaning of ERISA, of a plan described in (a) or (b) above.

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.

Existing Fund	Goldman Sachs BDC, Inc.

Final Closing Date	The final date on which the Company will accept Subscription Agreements, which will be no later than the six-month anniversary of the Initial Closing Date, provided that the Board may extend such Final Closing Date by up to an additional six-month period, in its discretion.

Financing	As set forth in 4.2.1.

GAAP	As set forth in 12.1.1.

Goldman Sachs	GS Group, together with GSAM, Goldman, Sachs & Co., Goldman Sachs International and their respective subsidiaries and affiliates.

Governance and Nominating Committee	As set forth in 3.5.2(a).

GSAM	Goldman Sachs Asset Management, L.P.

GS Group	The Goldman Sachs Group, Inc.

Indemnified Person	As set forth in 10.1.

Independent Director	As set forth in 3.5.1(h).

Initial Closing Date	The first date on which the Company accepts Subscription Agreements relating to the purchase of Common Units from Persons other than the Initial Member.

Initial Drawdown Date	The first date on which investors (other than the Initial Member) are required to contribute capital for the purchase of Common Units, which is also the first date on which the Company will issue Common Units other than to the Initial Member.

Initial Member	Credit Alternatives GP LLC, an Affiliate of the Investment Adviser.

Investment	As set forth in 4.1.

Investment Adviser	Goldman Sachs Asset Management, L.P., a Delaware limited partnership, or any successor thereto.

Investment Advisory Agreement	As set forth in 5.2.

Investment Company Act	The Investment Company Act of 1940, as amended.

Investment Committee	The investment committee of the Investment Adviser’s Private Credit Group.

Investment Period	The period beginning on the Initial Closing Date and ending on the second anniversary of the Final Closing Date, provided that such date may be extended by the Board, in the Board’s discretion, for one additional six-month period, and, with the approval of a majority-in-interest of the Common Unitholders, for up to one additional year thereafter. In addition, the Board may terminate the Investment Period at any time in its discretion.

Lender	(i) any lender, issuer of letters of credit or provider of other financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors and assigns.

Lender Power	As set forth in 4.2.1

Members	Collectively, the Common Unitholders and the Preferred Unitholders.

NAV	The net asset value of the Company.

Net Contributed Capital	As set forth in 3.4.2

Net Contributed Capital Percentage	As set forth in 3.4.2.

Officers	As set forth in 3.5.3.

Organizational Expense Allocation	As set forth in 3.4.2.

Organizational Expenses	As set forth in 3.4.2.

Other Agreement	As set forth in 12.7.11.

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

Plan Assets Regulation	The regulation concerning the definition of “plan assets” under ERISA adopted by the United States Department of Labor and codified in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

Portfolio Company	Any entity in which the Company holds an Investment.

PPM	The private placement memorandum dated April 2016, as amended or supplemented from time to time, prepared by the Company with respect to the offering of Units.

Preferred Appointed Directors	As set forth in 3.5.1.

Preferred Unitholders	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Preferred Units of the Company.

Preferred Units	Preferred units of limited liability company interests in the Company.

Returned Capital	As set forth in 4.4.2.

RIC	A regulated investment company as defined in the Code.

SEC	As set forth in 3.5.2(b).

Secretary	As set forth in 3.5.1(c).

Securities Act	The U.S. Securities Act of 1933, as amended.

Subscription Agreement	The subscription agreement by which any Member agreed to purchase such Member’s Units.

Subsequent Closing Date	As set forth in 3.4.2.

Transfer	As set forth in 9.1.1.

Transfer Expenses	As set forth in 9.1.7.

Undrawn Commitment	As set forth in 3.4.3.

Unitholders	As set forth in the introductory paragraph to this Agreement.

Units	Common Units and/or Preferred Units, as the context requires.

APPENDIX II

Member Acknowledgements

In connection with the Financings, other obligations and guarantees by the Company contemplated in 4.2, each Member hereby makes available as Credit Support the following acknowledgements, agreements and representations for the benefit of the Company and any Lender or other holder of other obligations or guarantees:

(a) such Member hereby consents to the pledge or assignment of, and grant of a security interest in, its Undrawn Commitment and related Assigned Rights and other forms of Credit Support referred to in 4.2.1;

(b) such Member shall confirm, as of the date of this Agreement and following any default under a loan, credit or other facility or instrument evidencing such Financings, guarantees or other obligations, in favor of any Lenders or other holders of indebtedness, guarantees or other obligations, the amount of such Member’s Commitment and Undrawn Commitment (and such Member’s address for purposes of drawdown notices);

(c) such Member is and will remain absolutely, irrevocably and unconditionally obligated to fund capital contributions and perform its other obligations under this Agreement and its Subscription Agreement, in each case, without set-off, defense (other than defense of payment), counterclaim or reduction based on any claim against any Person (including any defense of fraud or mistake, or any defense under Section 365 of the U.S. Bankruptcy Code), and such Member hereby waives any right to assert any claim to the contrary in connection with any bankruptcy, insolvency, dissolution or winding up of the Company or otherwise;

(d) such Member shall honor drawdown notices or other capital calls issued by or on behalf of any Lender or other holder of indebtedness, guarantees or other obligations and such Lender or holder shall have the right to enforce the obligations of the Member to make contributions hereunder and under the terms of the Subscription Agreement and to seek all available remedies against the Member if the Member fails to make such contributions;

(e) such Member acknowledges that the proceeds of capital contributions called in accordance with this Agreement may be (i) used to repay the obligations to any Lenders or other holders of indebtedness, guarantees or other obligations and (ii) directly credited to or deposited in an account for the benefit of any Lenders or other holders of indebtedness, guarantees or other obligations, in which case funds delivered by such Member pursuant to a capital call shall not be considered a funded contribution if such funds are not delivered into such account;

(f) such Member hereby also acknowledges and agrees that Lenders and other holders of indebtedness, guarantees or other obligations will rely upon the statements made in this Agreement and its Subscription Agreement in connection with providing Financing to the Company; and the terms of any Financings, guarantees or other obligations of the Company may, without the consent of such Member, be established and maintained and may be amended, restated, supplemented, replaced, restructured, refinanced or otherwise modified from time to time, including to extend the maturity thereof, and whether by the same Lender, or different Lenders; provided that no amendment, restatement or any other modification of the terms of any Financing shall alter the rights of any Member under this Agreement or their related Subscription Agreement; and

II-1

(g) as of the date of this Agreement, the representations and warranties of such Member in its Subscription Agreement are true and correct in all material respects.

II-2

SCHEDULE A

Schedule of Directors

Name

Jaime Ardila

Ross J. Kari

Ann B. Lane*

Susan B. McGee

Katherine (“Kaysie”) Uniacke

*	The Company has announced that Ann B. Lane intends to resign from the board of directors of the Company effective December 31, 2021.

A-1

SCHEDULE B

Schedule of Officers

Name	Position
Brendan McGovern*	Chief Executive Officer and President

Jon Yoder	Chief Operating Officer

Carmine Rossetti	Chief Financial Officer and Treasurer

Julien Yoo	Chief Compliance Officer

Michael Mastropaolo	Executive Vice President

David Yu	Executive Vice President and Head of Research

Jordan Walter	Executive Vice President

David Pessah	Principal Accounting Officer

Caroline L. Kraus	Secretary and Chief Legal Officer

Lindsey Edwards	Assistant Secretary

Kirsten Frivold Imohiosen	Assistant Treasurer

Zev Indich	Assistant Treasurer

Carol Liu	Assistant Treasurer

*

The Company has announced that Brendan McGovern intends to retire from his position as Chief Executive Officer and President of the Company. Mr. McGovern will cease serving as the Company’s principal executive officer, Chief Executive Officer and President, effective on or about March 14, 2022, or such earlier date as the Board may determine. The Company has also announced that the Board appointed Alex Chi, age 48, and David Miller, age 52, as co-Chief Executive Officers and co-Presidents, effective on or about March 14, 2022, or such earlier date as the Board may determine.

B-1